                                                                       EXHIBIT 6

                           SECOND AMENDED AND RESTATED
                               RETIREMENT PLAN FOR
                             NON-INTERESTED TRUSTEES
                                  OR DIRECTORS

     Certain of the investment companies for which Morgan Stanley Dean Witter Advisors Inc. ("MSDW Advisors") currently acts as manager or adviser adopted a Retirement Plan for Non-Interested Trustees and Directors (the "Original Plan") on February 21, 1991 (the "Commencement Date"). The Original Plan was amended and restated on October 22, 1993, effective January 1, 1994 and further amended by First Amendment dated December 19, 1995 and by Second Amendment dated May 8, 1997. The participating Funds now desire to amend and restate the Plan further as provided herein effective as of the Commencement Date (as so amended, the "Plan"), for the purposes of expanding the flexibility of Non-Interested Trustees and Directors to make and change their elections of benefits.

     1. DEFINITIONS

     (a) "Independent Board Member" shall mean (i) a Trustee of an Adopting Fund if the Adopting Fund is organized as a Massachusetts business trust, (ii) a Director of an Adopting Fund if the Adopting Fund is organized as a corporation, and (iii) a "director" (as such term is defined in Section 2(a)(12) of the Investment Company Act of 1940, as amended [the "Act"]) of an Adopting Fund if the Adopting Fund is any other type of organization, who in any such case is not an interested person (as such term is defined in Section 2(a)(19) of the Act) of MSDW Advisors.

     (b) "Eligible Board Member" shall mean an Independent Board Member who at the time of Retirement (as hereinafter defined) has served as an Independent Board Member of any Adopting Fund for at least five years, or such lesser period as may be determined by the Board.

     (c) "Eligible Service" shall mean service as an Independent Board Member.

     (d) "Eligible Retirement Date" shall mean, with respect to any Independent Board Member, the later of (i) January 1, 1993, (ii) the first day of the calendar month following the month in which such Independent Board Member's seventy-second birthday occurs, or (iii) such later date as the Board may establish as his or her "Eligible Retirement Date."

     (e) "Retirement" shall mean any termination of service of an Independent Board Member except any termination which the Board determines to have resulted from the Independent Board Member's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Independent Board Member.

     (f) "Benefit" shall mean with respect to any Eligible Board Member, (i) the Regular Benefit, unless the Alternate Benefit has been elected or the Early Benefit granted, (ii) the Alternate Benefit, if elected by such Eligible Board Member, unless the Early Benefit has been granted, or (iii) the Early Benefit, if granted by the Board.

     (g) "Eligible Compensation" shall mean, with respect to any Eligible Board Member of any Adopting Fund, an amount equal to one-fifth of the total compensation, inclusive of compensation as a member of the Board or of a Board Committee or as chairperson of a Board Committee, earned by such Eligible Board Member for Eligible Service with respect to such Adopting Fund (other than under this Plan) in the five year period prior to the date of his or her Retirement.

     (h) "Actuarial Equivalent" shall mean an actuarially equivalent benefit, as computed by the Board with the advice of an enrolled actuary (as defined in the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), using assumptions determined by the Board at the time of the computation.

     (i) "Board" shall mean, with respect to any Adopting Fund, the Board of Directors or Trustee or "directors," (as such term is defined in Section 2(a)(12) of the Act, of such Adopting Fund.

     (j) "Adoption Date" shall mean February 21, 1991.

     2. ELIGIBILITY

     Each Eligible Board Member will be eligible to receive a Benefit from each Adopting Fund commencing on such Eligible Board Member's Eligible Retirement Date.

     3. RETIREMENT DATE; AMOUNT OF BENEFIT

     (a) Retirement. Each Independent Board Member will retire not later than his or her Eligible Retirement Date. The foregoing provision shall be deemed by the adoption of this Plan by any Fund to be an amendment of such Fund's by-laws superseding any provision therein that an Independent Board Member shall serve until his or her successor shall have been elected and qualified. Notwithstanding the foregoing, the Board of any Adopting Fund may, to avoid the simultaneous retirement of more than one of the Independent Board Members or for any other appropriate reason, waive the obligation of any Independent Board Member to retire on such date and may establish a later date as his or her "Eligible Retirement Date." Any establishment of an Eligible Retirement Date may be further extended by the Board.

     (b) Regular Retirement Benefit. Upon Retirement, each Eligible Board Member will receive, commencing as of such Eligible Board Member's Eligible Retirement Date and continuing for the remainder of the Eligible Board Member's life, from each Adopting Fund a retirement benefit (the "Regular Benefit") paid at an annual rate equal to the percentage of his or her Eligible Compensation established by resolution of the Board of such Adopting Fund most recently adopted prior to the date of his or her retirement (the "Most Recent Resolution") as the "Minimum Percentage," PLUS an additional percentage of such Eligible Compensation for each full month of Eligible Service for any of the Adopting Funds in excess of five years established by the Most Recent Resolution as the "Monthly Additional Percentage," up to the percentage established by the Most Recent Resolution as the "Maximum Percentage" of such Eligible Compensation for ten or more years of Eligible Service for any of the Adopting Funds.

     (c) Election of Alternate Payment of Benefit. Each Independent Board Member shall have the option, exercisable at any time, and revisable at any time and from time to time, prior to his or her first acceptance of benefits under the Plan to elect (i) to receive, subject to being or becoming an Eligible Board Member, a retirement benefit (the "Alternate Benefit") based upon the combined life expectancy of such Eligible Board Member and his or her spouse on the date of such Eligible Board Member's Retirement (rather than solely upon such Eligible Board Member's own life, as shall be the case unless such Eligible Board Member shall otherwise elect as provided in this Section 3(c)), and (ii) if the Independent Board Member elects to receive the Alternate Benefit, to elect a benefit either (x) to the last survivor of the Eligible Board Member or spouse, whether the Eligible Board Member or spouse is the last survivor (a "joint and last survivor" benefit) or (y) to the Eligible Board Member's spouse if the spouse survives the Eligible Board Member (a "joint and contingent survivor" benefit) equal in periodic amount to a percentage (the "Designated Survivor's Percentage") of the periodic amount that would be, or would be assumed to be, in effect while both the Eligible Board Member and spouse were alive. The Designated Survivor's Percentage shall be the percentage stated in the most recently delivered notice of election given by such Independent Board Member, or, if no percentage is stated in any such notice, 100%. Payment of the Alternate Benefit shall commence on the later of such Eligible Board Member's Eligible Retirement Date or the date of his or her Retirement, shall be reduced to the Designated Survivor's Percentage (if less than 100%) upon the earlier of the deceases of the Eligible Board Member and spouse in the case of a joint and last survivor benefit, or of the Eligible Board Member in the case of a joint and contingent survivor benefit, and shall be payable through the remainder of the life of the survivor of such Eligible Board Member and spouse. The Alternate Benefit shall be the Actuarial Equivalent of the Regular Benefit provided under paragraph 3(b). In the event of the death of an Eligible Board Member who has chosen the Alternate Benefit prior to such Eligible Board Member's Retirement, his or her spouse shall be entitled to a retirement benefit, commencing upon such death, which shall be the Actuarial Equivalent of the benefit such spouse would have received had such Eligible Board Member died on his or her Eligible Retirement Date.


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

     (d) Early Payment of Benefit. An Eligible Board Member for good cause may apply to the Board of any Adopting Fund for, and, at the discretion of such Board, may be granted, a retirement benefit (the "Early Benefit") which is the Actuarial Equivalent of the Regular Benefit or Alternate Benefit previously elected by such Eligible Board Member. Payment of the Early Benefit shall commence on a date fixed by the Board in its sole discretion as such Eligible Board Member's Eligible Retirement Date and shall be payable through the remainder of such Eligible Board Member's life, or, if the Alternate Benefit had been elected, the later of the lives of such Eligible Board Member and spouse. Good cause for these purposes may include (but is not limited to) the permanent disability of the Eligible Board Member.

     (e) Anything contained herein to the contrary notwithstanding, upon the adoption by an Adopting Fund of a plan of liquidation, such Adopting Fund shall pay to each Eligible Board Member who has retired, in lieu of his or her Benefit from such Adopting Fund, an amount (the "Lump Sum") equal to the then present value of the Benefit, using a discount rate determined by the Board at the time of the computation. The Lump Sum shall be paid by such Adopting Fund at or before the final liquidation and dissolution of such Adopting Fund.

     4. TIME OF PAYMENT

     The Benefit to each Eligible Board Member or his or her spouse will, except as provided in Section 3(c), 3(d) or 3(e) hereof, commence on such Eligible Board Member's Eligible Retirement Date and will be paid each year in quarterly installments that are as nearly equal as possible on the first day of each calendar quarter.

     5. PAYMENT OF BENEFIT; ALLOCATION OF COSTS

     Each Adopting Fund is responsible for the payment of Benefits based upon Eligible Compensation from such Adopting Fund, as well as its proportionate share of all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of any enrolled actuary. The obligations of each Adopting Fund to pay such benefits and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of the Adopting Funds' creditors and stockholders, shareholders, beneficiaries or limited partners, as the case may be. To the extent that an Adopting Fund consists of one or more separate portfolios, such costs and expenses will be allocated among such portfolios in the proportion that compensation of Independent Board Members is allocated among such portfolios.

     6. ADMINISTRATION

     (a) Administration. Any question involving entitlement to payments under or the administration of the Plan will be referred to the Board, which shall make all interpretations and determinations necessary or desirable for the Plan's administration (such interpretations and determinations to be final and conclusive) and shall cause such records to be kept as may be necessary for the administration of the Plan.

     7. MISCELLANEOUS

     (a) Rights Not Assignable. The right to receive any payment under the Plan is not transferable or assignable. Except as otherwise provided herein with respect to the Alternate Benefit, the Plan shall not create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any spouse or heirs or the estate of any Eligible Board Member or retired Eligible Board Member.

     (b) Amendment, etc. With respect to each Adopting Fund, the Board, including a majority of the Independent Board Members of such Board, may at any time amend or terminate the Plan or waive any provision of the Plan, PROVIDED, that except as otherwise provided herein, no amendment, termination or waiver will impair the rights of an Independent Board Member to receive upon Retirement the payments which would have been made to such Independent Board Member had there been no such amendment, termination or waiver (based upon such Board Member's Eligible Service to the date of such amendment, termination or waiver) or the rights of a retired Eligible Board Member to receive any Benefit due under the Plan, without the consent of such Independent Board Member or Eligible Board Member. Notwithstanding any provision to the contrary, the Board, with the concurrence of a majority of the Independent Board Members of such Board and without the consent of any individual Independent


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

Board Member, may at any time (i) amend or terminate the Plan to comply with any applicable provision of law or any rule or regulation adopted, or proposed to be adopted, by any governmental agency or any decision of any court or administrative agency, (ii) change any assumptions used to determine what benefit may be an Actuarial Equivalent, or (iii) terminate the Plan of an Adopting Fund (an "Acquired Adopting Fund") substantially all the assets of which are acquired by an entity which is itself an Adopting Fund (the "Acquiring Adopting Fund") pursuant to a plan of reorganization between the Acquired Adopting Fund and the Acquiring Adopting Fund (the "Reorganization Plan"), such termination to be deemed approved upon adoption of the Reorganization Plan and to be effective upon the effectiveness of the reorganization contemplated thereby without liability or further obligation for any benefits accrued or otherwise payable to an Independent Board Member by the Acquired Adopting Fund.


     (c) No Right to Reelection. Nothing in the Plan will create any obligation on the part of the Board to nominate any Independent Board Member for reelection.


     (d) Vacancies. Although the Board will retain the right to increase or decrease its size, it shall be the general policy to replace each retired Independent Board Member by selecting a new Independent Board Member from candidates recommended by the remaining Independent Board Members.


     (e) Consulting. Each retired Eligible Board Member may render such services for any of the Adopting Funds, for such compensation, as may be agreed upon from time to time by such retired Eligible Board Member and the Board.


     (f) Effectiveness. The Plan will be effective for all Independent Board Members who have dates of Retirement occurring on or after the Adoption Date. Periods of Eligible Service shall include periods commencing prior to such date.


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

                                   SCHEDULE A

                        MORGAN STANLEY DEAN WITTER FUNDS:
                   FUNDS THAT HAVE ADOPTED THE RETIREMENT PLAN
                   FOR NON-INTERESTED TRUSTEES OR DIRECTORS

                                   MARCH 1999

 1.     Active Assets California Tax-Free Trust
 2.     Active Assets Government Securities Trust
 3.     Active Assets Money Trust
 4.     Active Assets Tax-Free Trust
 5.     Morgan Stanley Dean Witter American Value Fund
 6.     Morgan Stanley Dean Witter California Insured Municipal Income Trust
 7.     Morgan Stanley Dean Witter California Quality Municipal Securities
 8.     Morgan Stanley Dean Witter California Tax-Free Daily Income Trust
 9.     Morgan Stanley Dean Witter California Tax-Free Income Fund
10.     Morgan Stanley Dean Witter Capital Growth Securities
11.     Morgan Stanley Dean Witter Convertible Securities Trust
12.     Morgan Stanley Dean Witter Developing Growth Securities Trust
13.     Morgan Stanley Dean Witter Diversified Income Trust
14.     Morgan Stanley Dean Witter Dividend Growth Securities Inc.
15.     Morgan Stanley Dean Witter European Growth Fund Inc.
16.     Morgan Stanley Dean Witter Federal Securities Trust
17.     Morgan Stanley Dean Witter Global Dividend Growth Securities
18.     Morgan Stanley Dean Witter Government Income Trust
19.     Morgan Stanley Dean Witter Health Sciences Trust
20.     Morgan Stanley Dean Witter High Income Advantage Trust
21.     Morgan Stanley Dean Witter High Income Advantage Trust II
22.     Morgan Stanley Dean Witter High Yield Securities Inc.
23.     Morgan Stanley Dean Witter Income Securities Inc.
24.     Morgan Stanley Dean Witter Insured Municipal Bond Trust
25.     Morgan Stanley Dean Witter Insured Municipal Income Trust
26.     Morgan Stanley Dean Witter Insured Municipal Securities
27.     Morgan Stanley Dean Witter Insured Municipal Trust
28.     Morgan Stanley Dean Witter Intermediate Income Securities
29.     Morgan Stanley Dean Witter Limited Term Municipal Trust
30.     Morgan Stanley Dean Witter Liquid Asset Fund Inc.
31.     Morgan Stanley Dean Witter Multi-State Municipal Series Trust
32.     Morgan Stanley Dean Witter Municipal Income Opportunities Trust
33.     Morgan Stanley Dean Witter Municipal Income Opportunities Trust II
34.     Morgan Stanley Dean Witter Municipal Income Opportunities Trust III
35.     Morgan Stanley Dean Witter Municipal Income Trust
36.     Morgan Stanley Dean Witter Municipal Income Trust II
37.     Morgan Stanley Dean Witter Municipal Premium Income Trust
38.     Morgan Stanley Dean Witter Natural Resource Development Securities Inc.
39.     Morgan Stanley Dean Witter New York Municipal Money Market Trust
40.     Morgan Stanley Dean Witter New York Tax-Free Income Fund
41.     Morgan Stanley Dean Witter Pacific Growth Fund Inc.
42.     Morgan Stanley Dean Witter Prime Income Trust
43.     Morgan Stanley Dean Witter Quality Municipal Income Trust

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


44.     Morgan Stanley Dean Witter Quality Municipal Investment Trust
45.     Morgan Stanley Dean Witter Quality Municipal Securities
46.     Morgan Stanley Dean Witter Short-Term U.S. Treasury Trust
47.     Morgan Stanley Dean Witter Strategist Fund
48.     Morgan Stanley Dean Witter Tax-Exempt Securities Trust
49.     Morgan Stanley Dean Witter Tax-Free Daily Income Trust
50.     Morgan Stanley Dean Witter U.S. Government Money Market Trust
51.     Morgan Stanley Dean Witter U.S. Government Securities Trust
52.     Morgan Stanley Dean Witter Utilities Fund
53.     Morgan Stanley Dean Witter Value-Added Market Series
54.     Morgan Stanley Dean Witter Variable Investment Series
55.     Morgan Stanley Dean Witter World Wide Income Trust

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